

Pricing Supplement dated November 15, 2001                        Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                      File No. 333-66598
Prospectus Supplement dated August 24, 2001)


	                    TOYOTA MOTOR CREDIT CORPORATION

	                     Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $300,000,000		   Trade Date: November 15, 2001
Issue Price: See "Additional Terms of the  Original Issue Date: November 26, 2001
  Notes - Plan of Distribution"
Interest Rate: 4.05% per annum             Net Proceeds to Issuer:  $299,388,000
Interest Payment Dates: See "Additional    Principal's Discount or
 Terms of the Notes - Interest"              Commission: 0.204%
Stated Maturity Date: November 30, 2004


________________________________________________________________________________




Day Count Convention:
     [X]  30/360 for the period from November 26, 2001 to November 30, 2004
     [ ]  Actual/365 for the period from   	        to
     [ ]  Other (see attached)                       to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ]  The Notes may be redeemed prior to Stated Maturity Date.
          Initial Redemption Date:
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction:

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


                               ___________________________
	                           Merrill Lynch & Co.

	                      ADDITIONAL TERMS OF THE NOTES

Interest

	Interest will be payable semiannually on May 26 and November 26 of each year, starting on May 26, 2002; provided, however, the last coupon period will be a long period, and thus the Maturity
Date will be the only Interest Payment Date for the Notes after the May 26, 2004 Interest Payment Date.

Plan of Distribution

Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Credit
Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, and Amendment No. 2 thereto, dated August 24, 2001 (as amended, the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.796% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.